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                                                                Exhibit 10.7





                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is made as of the 6th day of May 1997, by and between SUBMLCRON SYSTEMS CORPORATION, a Delaware corporation (the "Company"), and DAV1D J. FERRAN ("EXECUTIVE"). THE Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to, as a "Party."

                                   RECITALS

     A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

     B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                  AGREEMENT

     In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

2.   POSITION AND RESPONSIBILITIES.

     (a) DUTIES. The Company shall employ Executive in the capacities of President and Chief Executive Officer and such other mutually acceptable executive positions as the Board of Directors of the Company (the "Board") and Executive may determine, and Executive shall serve as such for the term and under other conditions hereinafter set forth, in addition, on or before the Effective Date (as defined below) the Company shall appoint Executive as a director of the Company, and so long as Executive holds the position of Chief Executive Officer, the Company shall nominate Executive for election as a director at all meetings of the Company's stockholders at which directors of Executive's class of director are to be elected and shall use reasonable efforts to cause Executive to be elected as a director of the Company at such meetings; provided, however, Executive agrees to tender his resignation as a director of the Company upon his termination of employment with the Company. Executive shall devote his full business time and attention to the performance of such services as are customary for a president and chief executive officer of a company and of such other services as may be necessarily requested by the Board that are consistent with those required of a president and chief executive officer of a company.
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     (b) COMPANY PROPERTY. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of Executive's employment, Executive shall immediately deliver the same to the Company.

     (e) NONCOMPETITION, TRADE SECRETS, ETC.

     (i) During the term of this Agreement and for a period after the termination of his employment with Company for any reason equal to the greater of (x.) one year or (y) the period of time Executive is receiving payments or benefits pursuant to this Agreement (but in any event not to exceed 18 months or in the event such termination of employment 'follows, or is deemed to follow, a Change of Control (as defined below), 12 months), Executive shall not, directly or indirectly. solicit, induce, encourage or attempt to influence any client, customer, employee, consultant, independent contractor, salesman or supplier of the Company to cease to do business or terminate his employment with the Company, and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating anywhere in the world which is involved in business activities which are the same as or in competition with business activities carried on by the Company, or being definitively planned by the Company at the time of the termination of Executive's employment. However, nothing contained in this Section 2(c) shall prevent Executive from (A) holding for investment (no more than 5% of any class of equity securities of a company whose securities are publicly traded or (B) hiring an employee of the Company who approached Executive of the employee's own accord without Executive violating any of the above provisions of this Section 2(c)(i). The covenant in this
Section 2(c)(i) is not limited geographically because the Company's business is international, and Executive acknowledges that he will be performing duties that are international in scope.

     (ii) During the term of this Agreement and at all times thereafter, Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in
Section 2(b) above or any confidential and/or proprietary information regarding the business methods, business policies and procedures, techniques, research or development projects or results, trade Secrets, or Other knowledge or processes of or developed by the Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to Executive or


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learned or acquired by Executive while in the employ of the. Company.
Notwithstanding the foregoing, it is understood that this Section 2(c)(ii) is not intended to cover information that is generally known in the trade or industry (other than through a breach of this Agreement) or information that is not gained as a result of a breach of this Agreement, and his own skill and experience.

     (iii) Any and all writings, inventions, improvements processes and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

     (iv) Executive acknowledges that the restrictions contained in the foregoing subsections (i), (ii) and (iii), in view of the international nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof. would result in irreparable injuries to the Company, and Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain & from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of a11 earnings, profits and other benefits arising & from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive further acknowledges and represents that he possesses skill and ability which can be applied in business areas which do not compete with the Company, and therefore the restrictions contained in this Agreement will not prevent him from securing gainful employment after termination of this Agreement.


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     (v) If the period of time or the area specified in subsection (i) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in the foregoing subsection (i), the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company.

     (vi) For purposes of Sections 2(b) and 2(c) of this Agreement, the term "Company" shall mean SubMicron Systems Corporation and its direct and indirect subsidiaries.

3. TERM OF EMPLOYMENT. This Agreement shall become effective as of May 6, 1997 (the "Effective Date") and shall remain in effect until Executive's employment is terminated in accordance with Section 6; provided, however, that the provisions of Sections 2(b), 2(c), 6(d)(iii), 7, 8 and 9 shall survive such termination.

4. PLACE OF PERFORMANCE. In connection with this Agreement, Executive shall maintain an office at the Company's current principal executive offices in Allentown, Pennsy1vania.

5. SALARY, BONUS, EXPENSES AND BENEFITS.

     (A) SALARY. While employed by the Company, the Company shall pay Executive a salary of $333,333 per year, payable in regular periodic payments in accordance with the Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year, Executive's salary shall be reviewed (if appropriate) at least annually by the Compensation Committee of the Board (the "Committee") and may, at the Committee's sole discretion, be adjusted based upon Executive's job performance, the Company's financial condition and performance and the salary and compensation levels of executives in similar companies with similar responsibilities but in any event not less than $333,333 per year without Executive's prior written consent.

     (B) BONUSES.

     (i) The Company shall pay Executive a cash bonus of $30,000 on the Effective Date in consideration of Executive's time and expenses incurred with respect to the Company prior to the Effective Date.

     (ii) The Committee may, in its sole discretion and without the vote of Executive (if Executive is a member of the Committee), award bonus or other performance-based compensation to Executive.





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(C) OPTIONS. The Company shall grant Executive no later than the Effective Date an option to purchase 1,000,000 shares of the Company's Common Stock (the
"Stock Option") at an exercise price equal to the fair market value of the Common Stock on the date of grant in the form attached hereto as Exhibit A. The Company shall promptly file with the Securities and Exchange Commission, and during the term of the Stock Option maintain the effectiveness of, a Form S-8 registration statement (or another form of registration statement if such form is not available) covering all of the shares of Common Stock subject to the Stock Option.

(D) RELOCATION ASSISTANCE. The Company will provide Executive with the following relocation assistance: (i) the Company shall reimburse Executive for all reasonable expenses associated with the sale of Executive's residence in Del Mar, California, including the Realtor's commission. any attorneys' fees and expenses and any transfer or stamp taxes; (ii) the Company shall reimburse Executive for the cost of round- trip airfare for up to three return trips for Executive's spouse and one trip for Executive's children &from Del Mar, California to Allentown, Pennsylvania; (iii) the Company shall reimburse Executive for all reasonable expenses incurred by Executive in acquiring a residence in or near Allentown, Pennsylvania, including any fees or "points" paid to the lender for a loan to fund such acquisition, all costs associated with any inspection or reports on such residence and any attorneys' fees and expenses; (iv) the Company shall reimburse Executive for a]1 reasonable expenses incurred by Executive in connection with packing and moving his personal property from Del Mar, California to Allentown, Pennsylvania, including the costs of transporting his automobiles and horses; (v) the Company shall reimburse Executive for his and his immediate fami1y's reasonable travel expenses in connection with their relocation to Pennsylvania; and (vi) the Company shall reimburse Executive for any reasonable temporary housing in or about Allentown, Pennsylvania (for up to 90 days) or storage of personal property pending Executive's occupancy of a permanent residence. In addition, the Company shall gross-up any reimbursement payments to or on behalf of Executive pursuant to this Section 5(d) so as to hold Executive harmless & from any adverse federal, state or local tax effect.

     (E) PARTICIPATE IN WELFARE AND BENEFIT PLANS. Executive shall be entitled to participate in, personally and/or for the benefit of his family or other beneficiaries, any welfare, insurance, pension or other employment benefit plans as are at the time made generally available to other executives of the Company to the same extent as generally made available to such executives, Executive shall be eligible to receive during the term hereof all benefits for which executives of the Company are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

     (F) VACATION. Executive shall be entitled to six weeks' vacation time each year, during which time his compensation shall be paid in full. Unless otherwise directed by the Committee, Executive shall have the discretion to take vacation time on the dates he determines to be appropriate and not detrimental to the Company.





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     (G) HOLIDAYS, LEAVE DAYS, ETC. Executive shall be entitled to such holidays, sick leave, leaves of absence and other absences as are at the time made generally available to other executives of the Company of comparable tenure and positions.

     (H) AUTOMOBILE. During the term of this Agreement, the Company shall make an automobile available to Executive under such terms and conditions as are presently applied or may be applied from time to time to other executives of the Company of comparable tenure and position. In connection therewith, the Company shall bear all reasonable expenses relating to such automobile, including insurance, maintenance and repair, gas and oil. Upon termination of this Agreement (other than by the Company without cause or by Executive for good reason, in which case Section 7(c) shall govern). The Company shall offer Executive the right to purchase the automobile then being operated by Executive at the depreciated value of such automobile or to assume the Company's lease of such automobile and shall execute and deliver to Executive all documentation necessary to establish Executive's ownership or leasing of such automobile upon proper payment or assumption thereof.

     (I) LIFE INSURANCE.   If the Company maintains group life insurance, the
Company shall pay for and provide life insurance for each year of this Agreement for the benefit of Executive under the Company's group life insurance plan to the same extent as other executives of the Company.

     (J) HEALTH INSURANCE. The Company shall provide medical, dental and vision insurance for Executive under the Company's insurance plan(s).

     (K) DISABILITY INSURANCE. The Company shall provide disability insurance for Executive pursuant to the Company's directors' and officers' disability policy according to the Company's policy established by the Committee, if the Company maintains such insurance.

     (I) PROFESSIONAL SOCIETY DUES AND SUBSCRIPTIONS. The Company shall pay for Executive's membership in professional societies and similar organizations and subscriptions that Executive reasonably determines are necessary or customary for his position, including membership in airline clubs and the Young Presidents Organization ("YPO"). Such amounts to be paid for by the Company include all membership fees and all reasonable out-of-pocket expenses associated with Executive's attendance at YPO chapter meetings, retreats and universities during the term of this Agreement.

     (M) REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Executive, on a monthly basis, for reasonable travel entertainment, promotional and other expenses incurred by Executive in the performance of his obligations under this Agreement. Executive must submit timely detailed expense reports for appropriate review prior to reimbursement.

     (N) OTHER FRINGE BENEFITS. Executive shall be entitled to any and all other &fringe benefits according to the Company's policy as set by the Committee.





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     (O) INDEMNITY AGREEMENT, On or before the Effective Date, the Company and
Executive shall enter into an Indemnity Agreement in the form attached hereto as Exhibit B. In addition, the Company shall maintain a policy of directors' and officers' liability insurance covering Executive in accordance with policy limits and other terms to be determined by the Board.

     (P) COMPENSATION COMMITTEE If & from time to time there is no committee of the Board designated as the "Compensation Committee," the references to the "Committee" herein shall be deemed to be references to the Board (or other committee established by the Board for purposes of administering this Agreement) for purposes of interpretation of provisions of this Agreement applicable during such times.

6. TERMINATION OF EMPLOYMENT. Executive's employment under this Agreement may be terminated by the Company or Executive as herein provided, without further obligation or liability except as expressly provided in this Agreement.

     (A) RESIGNATION, DEATH OR DISABILITY. Executive's employment hereunder shall be terminated at any time by Executive's resignation. (other than a resignation for good reason as provided in Section 6(d)), or by Executive's death or disability. In the event Executive wishes to resign, he shall give the Board not less than 30 days prior notice of such resignation, which notice shall indicate the proposed resignation date. Following receipt of such notice, the Company, through an action by its Board, shall have the right to accelerate 6e date of Executive's resignation and to cause his resignation to become effective at any time prior to the resignation date set & forth in Executive's original notice; provided, however, that such acceleration or changed effective date of resignation shall not affect in any manner the delivery of any benefits or payments to which Executive may be entitled under Section 7 of this Agreement. For purposes of this Agreement, disability shall be deemed to have occurred only after the following procedure has been satisfied. If within 30 days after notice of proposed termination for disability is given to Executive by the Company, Executive has not returned to the performance of substantially all his duties, the Company may terminate Executive's employment by giving notice of termination for disability. The notice of proposed termination may only be given by the Company following Executive's substantial and material absence & from Executive's duties by reason of physical or mental disability for a period of 180 calendar days.

     (B) TERMINATION FOR CAUSE. Executive's employment hereunder may be terminated by the Company for cause. For purposes of this Agreement, "cause" shall mean any of the following:

     (i) Executive's willful breach or habitual neglect of his material duties and responsibilities as an employee and officer of the Company; provided, however, that merely unsatisfactory performance by Executive of such duties and responsibilities shall not constitute "cause" for purposes of this Agreement; and provided further that Executive has received written notice of such breach or neglect from the Board, has had an opportunity to respond to the notice in a meeting with the Board or a duly appointed committee thereof, and has failed to substantially cure such breach or neglect within 30 days of such notice;



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     (ii) a material violation by Executive of Section 2(b) or 2(c) of this
Agreement; provided that Executive has received written notice of such event from the Board, has had an opportunity to respond to the notice in a meeting with the Board or a duly appointed committee thereof and bas not cured such violation within 30 days following notice thereof;

     (iii) conviction of Executive of any felony materially and negatively affecting the Company's business; or

     (iv) fraud, breach of trust or other act of dishonesty materially and negatively affecting the Company's business; provided that Executive has received written notice of such event Q-from the Board, and has had an opportunity to respond to the notice in a meeting with the Board or a duly appointed committee thereof. Any notice of termination given pursuant to this
Section 6(b) shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 9 (j) below.


     (C) TERMINATION WITHOUT CAUSE. The Company shall have the right, exercisable at any time during the term of this Agreement on a written notice to Executive, to terminate Executive's Employment without cause upon 30 days prior notice. If Executive's employment is terminated without cause, he shall be entitled to receive the severance benefits pursuant to Section 7(c).

     (D) RESIGNATION FOR GOOD REASON.

     (i) During the term hereof, Executive may regard Executive's Employment as being constructively terminated and may, therefore, resign within 30 days of Executive's discovery of the occurrence of one or more of the following events, any of which will constitute "good reason" for such resignation:

     (1) a change in Executive's status, title, position or responsibilities (including reporting responsibilities) which, in Executive's reasonable judgment, represents a material adverse change from his status, title, position or responsibility as provided for in this Agreement; the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as provided for in this Agreement; or any removal of Executive from or failure to reappoint or re-elect him to any of such offices or positions, except in connection with the termination of his employment for cause or as a result of his resignation, death or disability in accordance with the other provisions of this Section 6;

     (2) the Company's requiring Executive to be based at any place outside a 25-mile radius from Executive's primary place of employment, except for reasonably required travel on the Company's business;





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               (3) any material breach by the Company of my material provision of this Agreement;

               (4) a material breach by the Company of any material provision of the Stock Option; or

               (5) the failure of the Company to obtain an agreement, satisfactory to Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 9(d) hereof.

          (ii) In the event of the occurrence of any of the events or conditions described in clauses (l) through (5) of Section 6(d)(i) and in the event Executive wishes to resign on the basis of occurrence of such event, Executive shall give the Company notice of his proposed resignation within 30 days of the discovery of such event, and, except as provided in Section 8(a)(ix), the Company shall have 30 days following its receipt of such notice to remedy the breach or occurrence giving rise to such proposed resignation, following which, if the Company fails to so remedy said breach or occurrence, Executive &all be deemed to have resigned &from his employment with the Company for good reason pursuant to this Section 6(d).

          (iii) Any event or condition described in clauses (l) through (5) of
Section 6(d)(i) which occurs prior to a Change in Control but which Executive reasonably demonstrates was at the request of a Third Party (as defined below), or otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall be deemed to have occurred after the Change in Control for purposes of Section 8,

          (iv) Executives right to terminate his employment pursuant to this
Section 6(d) shall not be affected by his incapacity due to disability.

     (E) TERMINATION OBLIGATIONS. Executive here acknowledges and agrees that all personal property of the Company, including>, without limitation. all books, manuals, records, reports, notes, contracts, lists, and other documents, proprietary information, copies of any of the foregoing, and equipment furnished to or prepared by Executive in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon. termination of his employment for any reason. Executive shall retain the rights to remove all of his personal property from the premises of the Company and any personal property of the Company as may be mutually agreed upon between the Company and Executive,

7. PAYMENTS TO EXECUTIVE UPON TERMINATION.

     (A) DISABILITY OR DEATH. In the event of termination of Executive's employment because of disability or death, the Company shall pay Executive or Executive's estate, as applicable, all accrued salary and a pro rata position of the maximum potential annual bonus (if Executive is a participant in a plan or other arrangement that provides for a maximum or a target bonus), and all benefits generally available to the Company's executives as of the date of such an event as determined by the Committee shall be payable to Executive or Executive's estate, without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment, including but not limited to, payments under the plans identified in
Section 5(c). Executive shall be entitled to such other payments as might arise &from any plan, contract, understanding or arrangement between Executive and the Company at the time of any such event pursuant to Section 5(e), (i), or (k) hereof.


     (B) TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. In the event Executive's employment is terminated by the Company for cause as provided in
Section 6(b) or Executive resigns for other than good reason as defined in
Section 6(d), the Company shall have no further obligation or liability of any nature to Executive under this Agreement or otherwise, except to the extent provided in any plan identified in Section S(e), or in Section 8 or as may be expressly required by law.

     (C) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. In the event Executive's employment is terminated by the Company without cause, or Executive resigns for good reason as defined in. Section 6(d), the Company shall pay to Executive in a lump-sum payment the greater of (x) the amount, if any, by which $1 million exceeds the total amount paid to Executive in salary under this Agreement and (y) the sum of (A) Executive's salary for 18 months at the rate paid to Executive immediately prior to such event and (B) an amount equal to the bonus actually paid to Executive by the Company for the preceding fiscal year. The Company shall also continue to provide to Executive, at the Company's expense, those benefits to which Executive was entitled immediately prior to such event pursuant to Section 5(j) for 18 months following such event. In addition, subject to more favorable provisions such as that required by Section S(c), any options to purchase the capital stock of the Company held by Executive, including the Stock Option, which would vest in the 18 months following termination of Executive's employment shall vest immediately as of the date of such termination.

     (D) PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL. In the event that Executive is entitled to receive payments upon termination of employment pursuant to Section 8 hereof, the provisions of Section 8 shall determine all amounts and other rights of Executive upon termination of employment, and the provisions of Section 7(a)-(c) shall not be applicable.

S. CHANGE IN CONTROL.

     (a) DEFINITIONS.

     (i) Accrued Compensation. For purposes of this Section 8, "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" as defined below but not paid as of the Termination Date including (A) base salary, (B) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company ending on the Termination Date, (C) vacation and sick leave pay (to the extent provided by the Company policy or applicable law), and (D) bonuses and incentive compensation (other than the "Pro Rata Bonus" (as defined below)3.

     (ii) Base Amount. For purposes of this Section 8, "Base Amount" shall mean the greater of (A) Executive's annual base salary at the rate in effect immediately prior to the Change in Control and (B) Executive's annual base salary at the rate in effect on the Termination Date, and shall include all amounts of his base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

     (iii) Bonus Amount. For purposes of this Section 8, "Bonus Amount" shall mean the greater of (A) Executive's maximum potential annual bonus without giving effect to any pro ration) for the fiscal year in which a Change in Control has occurred (if Executive is a participant in a plan or other arrangement that provides for a maximum or a target bonus), (B) Executive's maximum potential annual bonus (without giving effect to any pro ration) for the fiscal year in which the Termination Date occurs (if Executive is a participant in a plan or other arrangement that provides for a maximum or a target bonus), and (C) the actual annual bonus paid to Executive in the fiscal year immediately preceding the change of control.

     (iv) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

     (1) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as defined below) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (2) the Company or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction."

     (2) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the then Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (3) Approval by stockholders of the Company of:

          a. A merger, consolidation or reorganization involving the Company, unless

               i. the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization. and

               ii. the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing far such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation or a corporation beneficially owning directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, and

               iii. no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent or more of the then outstanding Voting Securities) owns, directly or indirectly, fifteen percent or more of the combined voting power of the Surviving Corporation's then outstanding voting securities, and

               iv. a transaction described in clauses i through iii shall herein be referred to as a "Non-Control Transaction";

          b.   A complete liquidation or dissolution of the Company; or

     c. A sale or other liquidation of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     (4) Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or takes steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to Executive shall mean the date immediately prior to the date of such termination of Executive's employment.

     (v) COMPANY. The "Company" shall include the Company's "Successors and Assigns" (as defined below).

     (vi) NOTICE OF TERMINATION. "Notice of Termination" shall mean a written notice of termination of Executive's employment from the Company which indicates the specific termination provision in this Agreement relied upon and which, if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (vii) Pro Rata Bonus. "Pro Rata Bonus" shall have the meaning ascribed to such term in any agreement between Executive and the Company or any of its affiliates, or if no such agreement with respect to such term exists, shall mean an amount equal to (a) the Bonus Amount, if any, multiplied by a fraction, (i) the numerator of which is the number of days from the first day of the Company's fiscal year in which Executive ceases to be employed by the Company until the Termination Date, and (ii) the denominator of which is 365, less (b) any bonus included in the Bonus Amount in respect of such fiscal year and previously paid.


     (viii) SUCCESSORS AND ASSIGNS. "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise.

     (ix) TERMINATION DATE. For purposes of this Section 8, "Termination Date" shall mean (a) in the case of Executive's death, his date of death, (b) in the case of good reason, the last day of his employment, and (c) in all other cases, the date specified in the Notice of Termination; provided. however, that if Executive's employment is terminated by the Company due to disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to Executive, provided that in the case of disability Executive shall not have returned to the full-time performance of his duties during such period of AT least 30 days.

           (B) TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL.

     (i) SEVERANCE PAY AND BENEFITS. If, during the term of this Section 8, Executive shall cease to be employed by the Company prior to the expiration of 15 months after the occurrence of a Change in Control, in lieu of the payments and benefits described in Section 7, Executive shall be entitled to the following compensation and benefits:

     (1) During the period commencing on the date of the Change in Control and ending on the 90th day thereafter (the "Window Period"), if Executive's employment with the Company shall be terminated, whether by means of Executive's death or for his disability, or at the instigation of Executive or the Company, with or without cause, for good reason or not, Executive shall be entitled to the following:

     A. The Company shall pay Executive all Accrued Compensation and a Pro-Rata Bonus, provided, that if Executive's employment is terminated prior to the third anniversary of the Effective Date, the Company shall also pay Executive in a single payment the amount, if any, by which $1 million exceeds the total amount paid to Executive in salary under this Agreement (including salary paid as part of Accrued Compensation pursuant to this paragraph a, but excluding all other components of Accrued Compensation and all other amounts to be paid to Executive pursuant to this Section 8(b)(i)(l));

     B. The Company shall pay Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to two and one-half times the sum of (A) The Base Amount and (B) the Bonus Amount; and

     C. For a number of months equal to 30 (the "Continuation Period"), the Company shall at its expense continue on behalf of Executive and his dependents and beneficiaries the benefits described 1n Section 5(j) provided (x) to Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other senior executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this paragraph c during the Continuation Period shall be no less favorable to Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits described in clauses (x) and

(y) herein. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to Executive than the coverages and benefits required to be provided hereunder. This paragraph c shall not be interpreted so as to limit any benefits to which Executive, his dependents or beneficiaries may be otherwise entitled under any of the Company's employee benefit plans, programs or practices following termination of Executive's employment, including without limitation, retiree medical and life insurance benefits, if any.

     (2) After the expiration of the Window Period and prior to the expiration of 15 months after the occurrence of the Change in Control, if Executive's employment with the Company shall be terminated (other than by reason of Executive's death and other than for disability) (x) by the Company for any reason other than for cause or (y) by Executive as a result of resignation for good reason, Executive shall be entitled to the compensation and benefits described in paragraphs a through c of Section 8(b)(i)(l) above.

     (3) After the expiration of the Window Period and prior to the expiration of 15 months after the occurrence of the Change of Control, if Executive's employment with the Company shall be terminated (x) by reason of Executive's death or (y) for disability or (z) by Executive by resignation other than for good reason, the Company shall pay to Executive the Accrued Compensation plus the Pro Rata Bonus.

     (4) After the expiration of the Window Period and prior to the expiration of 15 months after the occurrence of the Change of Control, if Executive's employment with the Company shall be terminated by the Company for cause, the Company shall pay to Executive the Accrued Compensation.

     (II) PAYMENT FORM. The amounts provided for in Sections 8(b)(i) and paragraphs a and b of Section 8(b)(i)(1) shall be paid in a single lump sum cash payment within five days after Executive's Termination Date (or earlier, if required by applicable law).


     (III) NO MITIGATION. Executive Shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

     (IV) OTHER SEVERANCE ARRANGEMENTS. Whether or not any Change in Control shall occur, the following shall apply:

     (1) This Agreement shall continue in full force and effect in accordance with its terms.

     (2) Executive's entitlement to any other compensation or benefits or any indemnification shall be determined in accordance with the Company's employee benefit plans, bonus plan and other applicable programs, policies and practices or any indemnification agreement then in effect.

     (C) NOTICE OF TERMINATION. Following a Change in Control, any purported termination of Executive's employment by either party shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

     (D) EXCISE TAX LIMITATION.

     (i) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of Executive (the "Severance Benefit") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, the Severance Benefit shall be reduced (but not below zero) if and to the extent that a reduction in the Severance Benefit would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received the entire amount of such Severance Benefit. Unless Executive shall have given prior written notice specifying a different order to the Company to effect the foregoing, the Company shall reduce or eliminate the Severance Benefit, by first reducing or eliminating the portion of the Severance Benefit which is not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which arc to be paid the farthest in time & from the Determination (as defined below).

     (ii) The initial determination of whether the Severance Benefit shall be reduced as provided in Section 8(d)(i) and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among the six largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and Executive Within ten days of the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Severance Benefit, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Severance Benefit, and such Determination shall be binding, final and conclusive upon the Company and Executive. If the Accounting Firm determines that an Excise Tax Would be payable, Executive shall have the right to accept the Determination of the Accounting Firm to the extent of the reduction, if any, pursuant to Section 8(d)(i), or to have such Determination reviewed by an accounting firm selected by Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Executive.

     (E) NON-EXCLUSIVITY OF RIGHTS. Nothing in this Section 8 Shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices (other than such policies, plans, programs or practices set forth in this Agreement, which in accordance with Section 8(b)(iv)(1) and subject to Section 9(a), shall continue in full force and effect)) and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

9. GENERAL PROVISIONS.

     (A) ENTIRE AGREEMENT. The terms and provisions of this Agreement shall constitute the entire understanding between Executive and the Company with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between Executive and the Company, whether written or oral.

     (B) AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

     (C) ASSIGNMENT. The rights or obligations contained in this Agreement shall not be assigned, transferred, or divided in any manner by Executive or the Company, without the prior written consent of the other; provided, however, that nothing in this Section 9(c) shall preclude Executive from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person(s) entitled hereto.


     (D) SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

     (E) FEES AND EXPENSES. The Company shall pay all legal fees and related expenses reasonably incurred by Executive as they become due in connection with the preparation, negotiation and execution of this Agreement.

     (F) GOVERNING LAW. This Agreement shall be governed by, interpreted and enforced in accordance with Pennsylvania law as such laws are applied to agreements between Pennsylvania residents entered into and to be performed in Pennsylvania.

     (G) SEVERABILITY. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

     (H) WAIVER OF BREACH. Any waiver of any breach of employment terms set forth herein shall not be construed to be a continuing waiver of consent to any subsequent breach on the part of either Executive or the Company.

     (I) HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Agreement.

     (J) NOTICES. All notices, requests, demands and other communications hereunder (including any Notice of Termination) shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States certified or registered mail, prepaid, to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by either party to the other):


        To:     SubMicron Systems Corporation
                6620 Grant Way
                Allentown, PA 18106

        To:     David J, Ferran
                14910 Rancho Nuevo
                Del Mar, CA 92014